EXHIBIT 12
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                                           BOISE CASCADE CORPORATION AND SUBSIDIARIES
                                                Ratio of Earnings to Fixed Charges
                                                                                                   Three Months
                                                   Year Ended December 31                         Ended March 31
                                 _________________________________________________________    ______________________
                                   1994        1995        1996        1997         1998         1998         1999
                                 _________   _________   _________   _________   _________    _________    _________
                                                       (dollar amounts expressed in thousands)
Interest costs                   $ 169,170   $ 154,469   $ 146,234   $ 153,691   $ 174,541    $  43,824    $  40,869
Interest capitalized
  during the period                  1,630       3,549      17,778      10,575       1,341           68           61
Interest factor related to
  noncapitalized leases(1)           9,161       8,600      12,982      11,931      11,308        2,851        2,998
                                 _________   _________   _________   _________   _________    _________    _________
  Total fixed charges            $ 179,961   $ 166,618   $ 176,994   $ 176,197   $ 187,190    $  46,743    $  43,928

Income (loss) before
  income taxes, minority
  interest, and cumulative
  effect of accounting change    $ (64,750)  $ 589,410   $  31,340   $ (28,930)  $ (21,278)   $   4,580    $  37,935
Undistributed (earnings)
  losses of less than 50%
  owned persons, net of
  distributions received            (1,110)    (36,861)     (1,290)      5,180       3,791        3,540         (746)
Total fixed charges                179,961     166,618     176,994     176,197     187,190       46,743       43,928
Less: Interest capitalized          (1,630)     (3,549)    (17,778)    (10,575)     (1,341)         (68)         (61)
      Guarantee of interest
        on ESOP debt               (20,717)    (19,339)    (17,874)    (16,341)    (14,671)      (3,724)      (3,279)
                                 _________   _________   _________   _________   _________    _________    _________
Total earnings
  before fixed charges           $  91,754   $ 696,279   $ 171,392   $ 125,531   $ 153,691    $  51,071    $  77,777

  Ratio of earnings to
    fixed charges                      -          4.18         -           -           -           1.09         1.77

Excess of fixed charges over
  earnings before fixed charges  $  88,207   $     -     $   5,602   $  50,666   $  33,499          -            -


(1)  Interest expense for operating leases with terms of one year or longer is based on an imputed interest rate for each lease.

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